                                                                   EXHIBIT 10.63

                                    SINA.com

            2988 Campus Drive, Suite 100, San Mateo, CA 94403, U.S.A.
                  Telephone: (650) 638-9228 Fax: (650) 645-8650

                                                      November 22, 2002

Mr. Taek-Jin Kim
NCsoft Corporation ("NCsoft")
Seung Kwang Building
143-3 Samsung-dong, Kangnam-ku
Seoul, Republic of Korea

      Re:   JOINT VENTURE IN PEOPLE'S REPUBLIC OF CHINA

Dear Kim:

We refer to certain shareholders agreement (the "SA") dated November 22, 2002 between NCsoft and SINA.com concerning a joint venture in the People's Republic of China ("China"). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the SA.

1. SINA.com and NCsoft agree that, in the event where the relevant Chinese laws (or enforcement practice) relating to the business operation conducted through the Company and the ICP Company are clarified or modified (by way of legislative enactment or amendment, promulgation or amendment of regulations, rules or guidelines, court or administrative precedent, or other similar action) and if, in the opinion (set forth in a formal legal opinion) of King & Wood or other reputable Chinese legal counsel acceptable to SINA.com and NCsoft, (i) the structure through which the Company and the ICP Company are conducting business could be modified to reduce legal risks, SINA.com and NCsoft shall cooperate with each other in good faith and modify the structure in a way recommended by such legal counsel or (ii) the structure through which the Company and the ICP Company are conducting business would be viewed as in violation of Chinese law or otherwise contrary to a policy of any Chinese government authority, SINA.com and NCsoft shall cooperate with each other in good faith and cause the Company and the ICP Company to cease and wind up their business operation as promptly as possible so as to minimize any sanctions or liabilities that may be imposed in connection therewith. SINA.com and NCsoft acknowledge

Letter Agreement between
SINA.com and NCsoft Corporation
November 22, 2002
Page 2


      and agree that any actions taken by each party in order to implement (i) or (ii) above shall not be deemed as breach or violation of any terms of the SA or other documents executed in connection therewith. Without limiting the generality of the foregoing, SINA.com and NCsoft acknowledge and agree that each party is entitled to request the immediate suspension of all or any part of the business of the Company and ICP company when, in such party's reasonable opinion based on reputable Chinese legal counsel's advice acceptable to the other party, the legal risk involved becomes serious or considerable so that it is highly recommendable to immediately suspend the said business.

2. In consideration of the Parties' designation under the SA of an ICP Company established (or to be established) by SINA.com ("Sina-ICP"), which is an affiliate of SINA.com, as the ICP Company through which on-line game services for Lineage and other games to be sub-licensed by the Company will be provided to end users in the Territory, SINA.com represents, warrants and covenants each of the following:

      (i) Sina-ICP has duly obtained and will at all times maintain an ICP license that is necessary for the conduct of on-line game operation business and the collection of revenue of such on-line game operation from end users directly or indirectly and will at all times make commercially reasonable efforts to obtain all other necessary and appropriate licenses to be required (by way of legislative enactment or amendment, promulgation or amendment of regulations, rules or guidelines, court or administrative precedent, or other similar action) for the conduct of on-line game operation business and the collection of revenue of such on-line game operation from end users directly or indirectly.

      (ii) Sina-ICP shall be bound by and subject to the same non-competition restriction on SINA.com as set forth in the SA.

      (iii) Sina-ICP will maintain separate financial books and records for its on-line game service operation and other related business relating to Lineage or other games licensed by NCsoft or the Company and keep funds relating to such matters separate (not commingle them with funds from its other businesses) and will at all times conduct its business operations relating to Lineage and be subject to audit by the Parties and the Company in accordance with the ICP Agreements.

      (iv) If NCsoft (a) has a basis to deem it desirable to replace Sina-ICP with another ICP Company from a legal risk reduction or business improvement perspective (which basis shall be reasonably acceptable to SINA.com and shall not be based solely on NCsoft's lack of share ownership or shareholder voting right over Sina-ICP) or (b) finds in its reasonable discretion that Sina-ICP is in breach of any obligations, representations or provisions set forth in the ICP Agreements (provided that such breach is not due to the Company's failure to provide services or assistance to Sina-ICP in accordance with the Technical Services Agreement (the "TSA") entered into between the Company and Sina-ICP) or herein or that other termination cause (excluding termination by the Company at will pursuant to Section 11(b)(vi) of the ICP License Agreement ("ICP License Agreement")

Letter Agreement between
SINA.com and NCsoft Corporation
November 22, 2002
Page 3


      relating to Lineage between the Company and Sina-ICP or Section 5.2(f) of the TSA) set forth under the ICP Agreements has occurred, NCsoft and the Company shall have the right to terminate all relationship with Sina-ICP immediately (in the case of breach of obligations or representations under the ICP Agreements or occurrence of other cause for termination in the ICP Agreements, upon expiration of a 60-day cure period; except that, in the case of Section 11(b)(ii) of the ICP License Agreement or Section 5.2(b) of the TSA, the cure period set forth in such provisions shall apply)) without any obligation or liabilities for such termination to Sina-ICP or any other parties, and SINA.com and NCsoft shall lend full cooperation such that the existing ICP Agreements are promptly terminated and a new ICP Company to replace Sina-ICP is established, obtains all necessary licenses and approvals, enters into the ICP Agreements with the Company in the form and substance satisfactory to the Parties, is transferred all customer relationship and other relevant matters in a smoothest possible manner and is ready to continue the operation of on-line game services as promptly as possible.

      (v) SINA.com shall indemnify and hold NCsoft and the Company harmless against any and all claims, liabilities, costs, expenses and other losses arising out of any breach or failure to comply with the foregoing in this Section 2; provided that SINA.com shall not be held liable under this paragraph (v) if such breach or failure was caused by the factor that is beyond control of Sina-ICP or SINA.com.

3.    SINA.com shall:

      (i) Assist the ICP Company (whether Sina-ICP or a new ICP Company established to replace Sina-ICP) in acquiring any and all necessary governmental permission, license and registrations for products/services of the ICP Company;

      (ii) Assist the ICP Company in obtaining the approval for new product/service development or project proposals from the relevant Chinese authorities;

      (iii) Coordinate and promote the relationship between the ICP Company and the relevant Chinese government authorities;

      (iv) Assist the ICP Company in obtaining possible preferential policies or exemptions from the Chinese government with respect to taxes and other charges, and assist in completing the customs clearance procedure with respect to all the materials and equipment that are imported for the construction, facilitation and operation;

      (v) Assist the ICP Company as requested in purchasing local materials, equipments, supplies and services in China at the best quality and conditions as possible;

      (vi) Help the ICP Company obtain the possible preferential treatment in terms of

Letter Agreement between
SINA.com and NCsoft Corporation
November 22, 2002
Page 4


            taxation, duties, foreign exchange control and RMB or foreign exchange loans from financial institutions of China;

      (vii) Assist the ICP Company in obtaining water supply, power supply, transportation and other utility services, and arrange for the design, construction and facilitation of the buildings and other engineering service facilities on an as-needed basis; and

      (viii) Assist the ICP Company in obtaining the possible preferential treatment for the ICP Company in terms of use of land.

4. In consideration of the acceptance by Sina-ICP of the designation as the ICP Company and SINA.com's representations, warranties and covenants under
      Section 2 of this letter, NCsoft agrees to keep confidential and cause its employees and representatives to keep confidential all information and discussions obtained by it from Sina-ICP as a result of its audit of Sina-ICP's books and records pursuant to the ICP License Agreement. NCsoft shall indemnify and hold SINA.com and Sina-ICP harmless against any and all claims, liabilities, costs, expenses and other losses incurred by SINA.com or Sina-ICP (as the case may be) arising out of any breach of NCsoft's obligation in this Section 4.

5. Each of SINA.com and NCsoft acknowledges and agrees that any of its obligations or liabilities arising hereunder may be enforced against assets directly or indirectly owned by it whether located inside or outside China.

6. Each party represents and warrants that it has completed (if any) all its internal and external approval, report, filing and any other similar procedures required or desired to make this letter effective and enforceable against it.

7. This letter shall be governed by the substantive laws of the State of Washington in the U.S.A. Any dispute concerning this letter shall be settled by arbitration held in Seattle, Washington, U.S.A. in accordance with the ICC (International Chamber of Commerce) rules of arbitration.

Letter Agreement between
SINA.com and NCsoft Corporation
November 22, 2002
Page 5


Best regards,


SINA.com


By: /s/ Daniel Mao
    -------------------------------
Title: Chief Executive Officer
Name: Daniel Mao

Acknowledged and accepted by:

NCsoft Corporation


By: /s/ Taek-Jin Kim
    -------------------------------
Title: Representative Director
Name: Taek-Jin Kim